Exhibit 99.1

THE MARCUS CORPORATION REPORTS THIRD QUARTER RESULTS

Record results for Marcus Theatres; hotel division still down but slowly improving

Milwaukee, Wis., March 18, 2010….The Marcus Corporation (NYSE: MCS) today reported results for the third quarter ended February 25, 2010. Record revenues and operating income for Marcus Theatres® helped to compensate for the downturn in the lodging industry that continued to affect the performance of Marcus Hotels and Resorts.

Third Quarter Fiscal 2010 Highlights

•	Total revenues for the third quarter of fiscal 2010 were $96,444,000, compared to revenues of $91,011,000 for the third quarter of fiscal 2009.

•	Operating income was $8,044,000 for the third quarter of fiscal 2010, compared to operating income of $6,178,000 for the same period in the prior year.

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Net earnings were $3,191,000 or $0.11 per diluted common share for the third quarter of fiscal 2010, compared to net earnings of $1,663,000 or $0.06 per diluted common share for the third quarter of fiscal 2009.

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During the third quarter of fiscal 2010, the company changed its estimate of deferred gift-card revenue and recognized gift-card income of approximately $2,700,000 before tax, or $0.05 per diluted common share, related to prior periods.

First Three Quarters Fiscal 2010 Highlights

•	Total revenues for the first three quarters of fiscal 2010 were $289,963,000, compared to revenues of $299,325,000 for the first three quarters of fiscal 2009.

•	Operating income was $28,986,000 for the first three quarters of fiscal 2010, compared to operating income of $38,467,000 for the same period in the prior year.

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Net earnings were $13,086,000 or $0.44 per diluted common share for the first three quarters of fiscal 2010, compared to net earnings of $14,992,000 or $0.50 per diluted common share for the comparable prior period.

“We are pleased to be reporting another record quarter for Marcus Theatres, with double-digit increases in revenues and operating income. This strong performance helped to compensate for the continuing challenges in the lodging industry. Although the results for Marcus Hotels and Resorts were still below the level of last year’s third quarter, we saw occupancy stabilize this quarter, which may indicate conditions are beginning to improve, albeit very slowly,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation. He noted that excluding the prior-period gift-card income, earnings per common share matched those of last year’s third quarter.

Marcus Theatres®

Marcus Theatres set new records in the third quarter, with a 12.0% increase in revenues and a 21.1% increase in operating income. The division benefited from a good slate of films and a large portion of the gift-card income. “The highlight of the quarter was the all-important holiday season, with our box office up 20% between Thanksgiving and New Year’s. The quarter also benefited from the tremendous success of Avatar, which has become the top-grossing movie of all time. A substantial portion of the box office for Avatar came from our digital 3D presentations. In addition to Avatar, other hits during the third quarter included The Blind Side, Alvin and the Chipmunks: The Squeakquel and Sherlock Holmes,” said Marcus.

The division recently announced plans to further expand its digital 3D footprint with the installation of an additional 19 RealD 3D systems at new and existing locations. Including the 19 new systems, Marcus Theatres will offer digital 3D at 53 screens at 43 locations in seven Midwestern states, or nearly 80% of its theatre locations. The potential installation of an additional eight to 10 screens is currently under consideration. “There will be at least 20 digital 3D titles released in 2010, with the potential for even more in 2011. With this increased production, we expect that digital 3D will continue to positively impact the box office,” said Bruce J. Olson, senior vice president of The Marcus Corporation and president of Marcus Theatres.

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“Our fourth quarter started strong, with the opening of Alice in Wonderland, which had the biggest 3D weekend box-office debut ever. Other films that are expected to perform well through the end of our fiscal year in May include How to Train Your Dragon (3D), Clash of the Titans (3D), Date Night, Iron Man 2, Robin Hood and Shrek Forever After (3D),” added Olson.

Marcus Hotels and Resorts

The current economic environment continues to impact the lodging industry and the results of Marcus Hotels and Resorts. “Revenue per available room (RevPAR) was down 5.8% compared to last year’s third quarter. While we haven’t yet turned the corner, the RevPAR trend has continued to improve sequentially from our low point in the fourth quarter of fiscal 2009, when RevPAR was down 23.0%,” said Marcus.

“Our occupancy was up slightly in the third quarter, which is encouraging, but we continued to be challenged by a lower daily rate. We are continuing to focus on marketing and promotions to attract travelers to our properties and on controlling costs to reduce the flow-through of revenue declines to the bottom line,” said Bill Otto, president of Marcus Hotels and Resorts.

“In spite of the current lodging industry environment, we are continuing to invest in maintaining and enhancing our properties. A major remodeling project at the Hilton Milwaukee will be completed by the end of May. The renovations include all of the guest rooms, guest room corridors, main entry, café restaurant and fitness center, as well as an upgrade to our high-definition TV channels. Our strong financial position gives us the ability to invest in our properties when many others cannot. When the economy improves, we’ll be ready with attractive new features and amenities that will appeal to both new and returning guests,” said Otto.

Financial Position

“Our debt-to-total-capitalization ratio was 41% at the end of the third quarter and we currently have approximately $123 million available under our existing credit lines. Our strong financial position enables us to reinvest in our existing properties, as well as pursue potential growth opportunities that may arise,” added Marcus.

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Conference Call and Webcast

Marcus Corporation management will host a conference call today, March 18, 2010, at 10:00 a.m. Central/11:00 a.m. Eastern time to discuss the third quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company’s Web site: www.marcuscorp.com, or by dialing 1-857-350-1685 and entering the passcode 55683289. Listeners should dial in to the call at least 5 – 10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for telephone replay through Thursday, March 25, 2010 by dialing 1-888-286-8010 and entering the passcode 16369796. The Webcast of the conference call will be archived on the company’s Web site until the next earnings release.

About The Marcus Corporation

Headquartered in Milwaukee, Wis., The Marcus Corporation is a leader in the lodging and entertainment industries. The Marcus Corporation’s movie theatre division, Marcus Theatres®, currently owns or manages 668 screens at 54 locations in Wisconsin, Illinois, Iowa, Minnesota, Nebraska, North Dakota and Ohio, and one family entertainment center in Wisconsin. The company’s lodging division, Marcus Hotels and Resorts, owns or manages 19 hotels, resorts and other properties in ten states. The company is celebrating its 75th anniversary in 2010. For more information, visit the company’s Web site at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, and preopening and start-up costs due to the capital intensive nature of our businesses; (3) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (4) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (5) the effects of the relative industry supply of available rooms at comparable lodging facilities in our markets on our occupancy and room rates; (6) the effects of competitive conditions in our markets; (7) our ability to identify properties to acquire, develop and/or manage and continuing availability of funds for such development; and (8) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, the United States’ responses thereto and subsequent hostilities. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION

Consolidated Statements of Earnings

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	February 25, 2010	February 26, 2009	February 25, 2010	February 26, 2009
Revenues:
Theatre admissions	$40,755	$37,565	$111,809	$106,384
Rooms	13,340	14,195	56,671	66,994
Theatre concessions	19,086	18,292	53,249	52,615
Food and beverage	10,097	11,114	33,361	38,048
Other revenues	13,166	9,845	34,873	35,284

Total revenues	96,444	91,011	289,963	299,325

Costs and expenses:
Theatre operations	34,190	30,449	94,713	86,503
Rooms	7,115	7,373	22,966	25,165
Theatre concessions	4,551	4,290	13,275	12,700
Food and beverage	8,938	9,346	26,577	30,033
Advertising and marketing	4,396	4,416	14,526	15,874
Administrative	9,492	9,125	27,759	28,749
Depreciation and amortization	7,975	7,916	24,104	24,335
Rent	1,811	1,968	5,652	5,835
Property taxes	3,660	3,651	10,134	11,413
Other operating expenses	6,272	6,299	18,696	20,251
Impairment charge	—	—	2,575	—

Total costs and expenses	88,400	84,833	260,977	260,858

Operating income	8,044	6,178	28,986	38,467

Other income (expense):
Investment income (loss)	149	195	436	(1,460)
Interest expense	(2,768)	(3,455)	(8,423)	(10,893)
Gain (loss) on disposition of property, equipment and other assets	(261)	100	(88)	(1,072)
Equity losses from unconsolidated joint ventures	(76)	(324)	(112)	(423)

	(2,956)	(3,484)	(8,187)	(13,848)

Earnings before income taxes	5,088	2,694	20,799	24,619
Income taxes	1,897	1,031	7,713	9,627

Net earnings	$3,191	$1,663	$13,086	$14,992

Net earnings per common share - diluted:	$0.11	$0.06	$0.44	$0.50

Weighted-average shares outstanding - diluted	29,902	29,774	29,898	29,809

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THE MARCUS CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)	(Audited)
	February 25, 2010	May 28, 2009
Assets:
Cash and cash equivalents	$9,886	$6,796
Accounts and notes receivable	8,722	12,433
Refundable income taxes	6,747	—
Deferred income taxes	2,552	3,139
Other current assets	6,306	7,776
Property and equipment, net	583,315	595,556
Other assets	82,772	85,823

Total Assets	$700,300	$711,523

Liabilities and Shareholders’ Equity:
Accounts and notes payable	$17,343	$22,972
Income taxes	—	796
Taxes other than income taxes	11,205	13,015
Other current liabilities	33,588	29,205
Current maturities of long-term debt	39,607	14,432
Long-term debt	192,847	240,943
Deferred income taxes	40,903	32,024
Deferred compensation and other	30,120	30,696
Shareholders’ equity	334,687	327,440

Total Liabilities and Shareholders’ Equity	$700,300	$711,523

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THE MARCUS CORPORATION

Business Segment Information

(Unaudited)

(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total
13 Weeks Ended February 25, 2010
Revenues	$64,843	$31,354	$247	$96,444
Operating income (loss)	15,367	(4,739)	(2,584)	8,044
Depreciation and amortization	4,147	3,685	143	7,975

13 Weeks Ended February 26, 2009
Revenues	$57,896	$32,836	$279	$91,011
Operating income (loss)	12,691	(3,832)	(2,681)	6,178
Depreciation and amortization	4,092	3,660	164	7,916

39 Weeks Ended February 25, 2010
Revenues	$175,400	$113,822	$741	$289,963
Operating income (loss)	36,445	89	(7,548)	28,986
Depreciation and amortization	12,478	11,195	431	24,104

39 Weeks Ended February 26, 2009
Revenues	$166,488	$131,948	$889	$299,325
Operating income (loss)	35,427	10,783	(7,743)	38,467
Depreciation and amortization	12,420	11,421	494	24,335

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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